EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 nos. 33-15777, 33-33966, 33-61286, 33-90490, 333-01885, 333-07519, 333-69597, 333-69599, 333-92879, 333-51892, 333-51894 and 333-106601) pertaining to various stock plans of Manatron, Inc. of our report dated June 27, 2003, with respect to the consolidated financial statements and schedule of Manatron, Inc. and subsidiary as of April 30, 2003 and April 30, 2002 and for the years then ended included in the Annual Report (Form 10-K) for the years ended April 30, 2003 and April 30, 2002.

/s/ Ernst & Young LLP

Grand Rapids, Michigan
July 21, 2003